NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF 2011

(LA JOLLA, CALIFORNIA)-May 9, 2011-PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $563.7 million ($24.83 per share) at March 31, 2011, compared to $568.1 million ($25.03 per share) at December 31, 2010. Reported book value per share attributable to PICO shareholders decreased by $0.20, or 0.8%, during the first quarter of 2011.

PICO's President and Chief Executive Officer, John Hart, commented:

“In December 2010, we completed a business combination and funded $60 million of equity to finance a new operation, PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, which will construct and operate a canola seed processing plant near Hallock, Minnesota. Construction of the plant began in January 2011. As of March 31, 2011, the cost of construction in progress for the plant was approximately $18.9 million.

“Northstar is raising a further $100 million to complete the construction and development of the plant, and for initial working capital. Northstar has received a $100 million non-recourse, senior secured construction loan commitment from ING Capital LLC, which will serve as the administrative agent and lead arranger for the facility. We expect the loan syndicate to be finalized prior to May 31, 2011.

“During the first quarter of 2011, our Union Community Partners, LLC subsidiary expanded its operations outside of California for the first time, with the purchase of 134 finished residential lots in metropolitan Seattle, Washington. This purchase was based on similar investment criteria as our California assets.

“As of March 31, 2011, UCP owns or controls a total of 621 finished lots and 4,730 potential lots in various stages of entitlement, primarily in the Central Coast, Central Valley and Bay Area of California. We began to acquire residential lots in hard-hit but attractive locations in California on a highly selective basis in late 2007, only buying in sub-markets where significant due diligence showed that inventory and affordability trends were favorable. Through the end of 2011's first quarter, UCP has expended approximately $122.5 million of capital acquiring and developing lots. Approximately $29.1 million of this investment has been financed by non-recourse, project-specific debt, which we expect to lever up our return on invested capital.

“During the first quarter of 2011, Vidler Water Company, Inc. acquired further water for storage in Arizona. As of March 31, 2011, we had more than 400,000 net recharge credits for water in storage in Arizona, consisting of approximately 150,000 net recharge credits in the Phoenix Active Management Area, and 250,000 net recharge credits in Vidler's water storage facility in the Harquahala Valley.

“Finally, our Insurance Operations in Run Off realized almost $4.5 million in gains during the first quarter of 2011, as we take advantage of the recovery in global stock markets to increase overall group liquidity.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-Q, to illustrate the relative size of the Company's assets and activities (in millions):

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$243	43%
Real Estate Operations	119	21%
Corporate	71	12%
Insurance Operations in “Run Off”	71	13%
Agribusiness Operations	60	11%
Shareholders' Equity	$564	100%

FIRST QUARTER SEGMENT RESULTS OF OPERATIONS
For the first quarter of 2011, PICO reported a net loss of $2.1 million ($0.09 per share), compared to a net loss of $4.1 million ($0.18 per share) in the first quarter of 2010.

Our first quarter segment results of operations are (in thousands):

	2011	2010
Income (Loss) Before Taxes By Operating Segment:
Water Resource and Water Storage Operations	$(1,580)	$(2,822)
Real Estate Operations	(1,740)	(894)
Corporate	(3,092)	(4,269)
Insurance Operations in “Run Off”	4,135	1,423
Agribusiness Operations	(385)
Loss Before Taxes	$(2,662)	$(6,562)
Equity in loss of unconsolidated affiliates	(1,574)	(558)
Income tax benefit	1,312	2,277
Non-controlling interest	820	781
Net Loss	$(2,104)	$(4,062)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots in selected California markets and metropolitan Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of March 31, 2011, UCP owns or controls approximately 621 finished lots and 4,730 potential lots in various stages of entitlement, principally in the Central Coast, Central Valley and Bay Area of California. Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada. Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.

In December 2010, we closed on a transaction to provide $60 million of equity finance to a new operation, Northstar Agri Industries, which will construct and operate a canola seed processing plant near Hallock, Minnesota. We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.

OTHER INFORMATION
At March 31, 2011, PICO Holdings, Inc. had a market capitalization of $682.4 million, and 22,700,004 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release which are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially because of factors such as: the significant and/or sustained downturn in the homebuilding industry; the softness in the real estate market, and some sectors of the equity and fixed-income markets; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; the ability to fully syndicate the senior secured construction loan commitment for the canola project; the ability of the canola project to obtain the required environmental permitting to increase the plant's processing capacity; a softening in demand for canola oil; the ability of the canola project to generate the expected return on investment based on the sale of its products at the rates and prices which are currently anticipated; federal and state regulation on insurers; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies and changes to the regulations governing such foreign companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events. For further information regarding risks and uncertainties associated with our business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.  We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:    Max Webb        Chief Financial Officer    (858) 456-6022 ext. 216